FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-258342-03

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Friday, December 8, 2023 2:03 PM
Subject: [EXTERNAL]★PRICE GUIDANCE★ $406.687MM BMARK 2023-B40 **PUBLIC CMBS**

★PRICE GUIDANCE★ BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2023-B40 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2023-B40

JOINT BOOKRUNNERS & CO-LEAD MANAGERS :	J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS & CO. AND BOFA SECURITIES, INC.
CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	S&P/FITCH/KBRA
OFFERING TYPE :	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI	PX
	(S/F/K)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD	GUID	TGT Px
A-1	AAA/AAA/AAA	3.687	2.59	1/24–10/28	30.000%	36.0%	19.0%	PREPLACED	PREPLACED
A-2	AAA/AAA/AAA	159.218	4.87	10/28–12/28	30.000%	36.0%	19.0%	J+195a	103-00
A-5	AAA/AAA/AAA	153.802	9.76	06/33-11/33	30.000%	36.0%	19.0%	J+145a	103-00
A-SB	AAA/AAA/AAA	5.422	7.54	12/28-09/33	30.000%	36.0%	19.0%	PREPLACED	PREPLACED
A-S	AA-/AAA/AAA	46.018	9.96	11/33-12/33	20.000%	41.1%	16.6%	J+200a	103-00
B	NR/AA-/AA	21.859	9.98	12/33-12/33	15.250%	43.6%	15.7%	J+240a	100-00
C	NR/A-/A	16.681	9.98	12/33-12/33	11.625%	45.4%	15.0%	J+325a	WAC

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE :	$484,404,598
NUMBER OF LOANS :	20
NUMBER OF PROPERTIES :	34
WA CUT-OFF LTV :	51.4%
WA MATURITY LTV :	50.1%
WA U/W NCF DSCR :	1.62x
WA U/W NOI DEBT YIELD :	13.3%
TOP TEN LOANS % :	72.6%
WA TERM TO MATURITY (MOS) :	98
WA REMAINING AMORTIZATION TERM (MOS) :	353
WA SEASONING (MOS) :	1

TOP 5 PROPERTY TYPES :	RETAIL (25.4%), OFFICE (24.2%), MIXED USE (21.6%), SELF STORAGE(10.8%), MULTIFAMILY (9.9%)

TOP 5 STATES :	IL (18.3%), PA (13.9%), OH (10.1%), TX (9.7%), WA (9.4%)

LOAN SELLERS :	JPMORGAN CHASE BANK, N.A. (14.8%), CITI REAL ESTATE FUNDING INC. (52.3%), GOLDMAN SACHS MORTGAGE COMPANY (27.8%) AND BANK OF AMERICA, NATIONAL ASSOCIATION (5.2%)

U.S. RISK RETENTION :	JPMCB IS EXPECTED TO ACT AS THE “RETAINING SPONSOR” FOR THIS SECURITIZATION AND INTENDS TO SATISFY THE U.S. CREDIT RISK RETENTION REQUIREMENT BY ACQUIRING (EITHER THROUGH ITSELF OR THROUGH ONE OR MORE OF ITS “MAJORITY OWNED AFFILIATES”) FROM THE DEPOSITOR, ON THE CLOSING DATE, AN “ELIGIBLE VERTICAL INTEREST” WHICH WILL BE COMPRISED OF THE VRR INTEREST AND A PORTION OF WHICH WILL BE TRANSFERRED BY JPMCB TO EACH OF CREFI AND GOLDMAN SACHS BANK USA, THE PARENT OF GSMC (OR ITS "MAJORITY-OWNED AFFILIATE").

EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER :	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER :	LNR PARTNERS, LLC
OPERATING ADVISOR :	PENTALPHA SURVEILLANCE LLC.
ASSET REPRESENTATIONS REVIEWER :	PENTALPHA SURVEILLANCE LLC.
DIRECTING CERTIFICATEHOLDER :	EIGHTFOLD REAL ESTATE CAPITAL FUND VI, L.P.

TIMING
ANTICIPATED PRICING :	WEEK OF DECEMBER 11, 2023
ANTICIPATED SETTLEMENT :	ON OR ABOUT DECEMBER 21, 2023

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

KRISTEN ROSSI 212-834-4154

MICHAEL CASH 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

HARRIS RENDELSTEIN 212-834-6737

RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

BRIAN CAREY 212-834-3111

DERRICK FETZER 212-834-3111

BOFA CMBS BANKING CONTACTS

LELAND BUNCH 646-855-3953

DANIELLE CALDWELL 646-855-3421

CITIGROUP CMBS BANKING CONTACTS

RICK SIMPOSON 212-816-5343

JASON MERCANDETTI 212-816-6384

CITIGROUP SYNDICATE DESK CONTACTS

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

GOLDMAN SACHS CMBS BANKING CONTACTS

SCOTT EPPERSON 212-934-2882

JUSTIN PETERSON 212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS

SCOTT WALTER 212-357-8910

GOLDMAN SACHS CAPITAL MARKETS CONTACTS

MARK ROMANCZUK 212-902-0290

NITIN JAGGA 212-855-9035

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